Illumina Announces Preliminary Revenue for Third Quarter 2011

SAN DIEGO, Oct 6, 2011 (BUSINESS WIRE) — Illumina, Inc. (NASDAQ:ILMN) today announced estimated third quarter revenue of approximately $235 million. This estimate is based on management’s preliminary financial review and remains subject to review by our independent registered public accounting firm.

We currently believe the following factors negatively affected our revenue in the third quarter compared to our forecast:

•	Continued uncertainty surrounding the levels of research funding in the U.S. and Europe resulted in purchasing delays for both instruments and consumables, particularly among large volume centers;

•	The launch of the V3 sequencing kits in Q2 created excess capacity that customers were unable to fully utilize. This resulted in a decrease in the consumable revenue per instrument due to fewer runs. This impact will diminish as customers scale and gain access to greater numbers of samples;

•	A significant drop in reagent usage by our remaining Genome Analyzer™ installed base; and

•	Lower than expected upgrades of Genome Analyzers to HiSeq™ 2000 systems.

“Clearly, we are highly disappointed with our revenue for the third quarter. In the quarter, we saw what we believe to be an unprecedented slowdown in purchasing due to uncertainties in research funding and overall economic conditions, as well as a temporary excess of sequencing capacity in the market. We expect these conditions to continue through at least the fourth quarter, while the 2012 – 2013 U.S. budgets for NIH and other related agencies are determined,” stated Jay Flatley, President & CEO. “In the face of these challenging macro conditions, our execution, competitive position, and new product flow are as strong as ever. As an example, the launch of the MiSeq™ has gone extremely well with over 45 systems shipped after we commenced broad shipments in mid-September. Additionally, I’m pleased that the system is performing beyond our expectations in the hands of our customers.”

While we believe that revenue for the fourth quarter 2011 will be higher than third quarter levels, we are suspending the financial guidance for the full year 2011 as provided on July 26, 2011 due to the many market uncertainties described earlier, and as such, this guidance should no longer be considered as the Company’s current expectations. We will provide a more detailed business update and complete financial information when we report third quarter results after the close of the market on Tuesday, October 25, 2011. We are currently observing a pre-earnings quiet period and will not make further comments about our third quarter results in the interim.

Conference Call Details

The conference call will begin at 2:30pm Pacific Time (5:30pm Eastern Time) on Tuesday, October 25, 2011. Interested parties may listen to the call by dialing 800.573.4842 (passcode: 87293748), or if outside North America, by dialing +1.617.224.4327 (passcode: 87293748). Individuals may access the live teleconference in the Investor Relations section of Illumina’s web site under the “Company” tab at www.illumina.com.

A replay of the conference call will be available from 6:30pm Pacific Time (9:30pm Eastern Time) on October 25, 2011 through November 1, 2011 by dialing 888.286.8010 (passcode: 74207499), or if outside North America, by dialing +1.617.801.6888 (passcode: 74207499).

About Illumina
Illumina (www.illumina.com) is a leading developer, manufacturer, and marketer of life science tools and integrated systems for the analysis of genetic variation and function. We provide innovative sequencing and array-based solutions for genotyping, copy number variation analysis, methylation studies, gene expression profiling, and low-multiplex analysis of DNA, RNA and protein. We also provide tools and services that are fueling advances in consumer genomics and diagnostics. Our technology and products accelerate genetic analysis research and its application, paving the way for molecular medicine and ultimately transforming healthcare.

Forward-Looking Statements

This release contains forward looking statements that involve risks and uncertainties. Examples of forward-looking statements include, but are not limited to, statements we make regarding expectations for the fourth quarter of 2011. Important factors that could cause actual results to differ materially from those in any forward-looking statements include continued uncertainty regarding academic and government funding and global economic weakness, together with other factors detailed in our filings with the Securities and Exchange Commission, including our most recent filings on Forms 10-K and 10-Q, or in information disclosed in public conference calls, the date and time of which are released beforehand. We do not intend to update any forward-looking statements after the date of this release.

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Illumina, Inc.
Investors:
Kevin Williams, MD, Investor Relations
858-332-4989
kwilliams@illumina.com

or

Media:
Laura Trotter, Public Relations
858-822-6822
pr@illumina.com